                                                                    Exhibit 23.1

             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the  incorporation by reference in the Registration  Statements on
Forms  S-8,  and S-8  POS  (Nos.  333-72678,  333-66091,  333-09569,  333-66091,
333-39863,  333-23901 and 333-09569) and Forms S-3 and S-3/A (Nos. 333-50746 and
333-24097)  of our report dated May 1, 2002 (except for Note 14, as to which the date is June 11, 2002 and the third and fourth paragraphs of Note 3, as to which the date is June 23, 2003) with respect to the consolidated financial statements of Geoworks  Corporation included in the Annual Report on Form 10-K for the year ended March 31, 2003.

/s/ Ernst & Young LLP

San Francisco, California
June 25, 2003